UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 19, 2004
Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 North First Street
San Jose, California 95134-1599
 (Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

          On November 19, 2004, Cypress Semiconductor Corporation (“Cypress”) called for redemption on December 9, 2004, of all of its outstanding 3.75% Convertible Subordinated Notes due July 1, 2005 (the “3.75% Notes”).  The 3.75% Notes were issued pursuant to the Subordinated Indenture, dated as of January 15, 2000, as supplemented by the Supplemental Trust Indenture, dated as of June 15, 2000, each entered into by and between Cypress and State Street Bank and Trust Company of California, N.A. (whose successor in interest is U.S. Bank National Association), as Trustee.  The aggregate outstanding principal amount of the 3.75% Notes is approximately $69,000,000.

          Prior to 5:00 p.m., Eastern Time, on December 8, 2004, holders may convert their 3.75% Notes into shares of Cypress common stock at a price of $62.548 per share, or approximately 15.99 shares of Cypress common stock per $1,000 principal amount of the 3.75% Notes.  Cash will be paid in lieu of fractional shares.

          Alternatively, holders may have their 3.75% Notes, redeemed on December 9, 2004.  Upon redemption, holders will receive a total of $1016.46 per $1,000 principal amount of the 3.75% Notes (consisting of the redemption price of $1,000 per $1,000 principal amount of the 3.75% Notes, plus accrued and unpaid interest thereon from July 1, 2004 up to but not including December 9, 2004, of $16.46).  Any of the 3.75% Notes called for redemption and not converted on or before 5:00 p.m., Eastern Time, on December 8, 2004, will be automatically redeemed on December 9, 2004, and no further interest will accrue.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: November 19, 2004	By:	/s/ EMMANUEL T. HERNANDEZ

Emmanuel T. Hernandez
Chief Financial Officer, Executive Vice President, Finance and Administration